EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


                  SUBSIDIARY                     STATE OF INCORPORATION
                  ----------                     ----------------------

        Empire Financial Group, Inc.                    Florida
        Empire Investment Advisors, Inc.                Florida
        Advantage Trading Company, Inc.                 Florida